Exhibit 99.1

     FOR IMMEDIATE RELEASE

NASTECH ANNOUNCES FIRST QUARTER 2005 FINANCIAL RESULTS

BOTHELL, Wash., May 9, 2005 — Nastech Pharmaceutical Company Inc. (Nasdaq: NSTK) today reported financial results for the quarter ended March 31, 2005.

Revenue for the quarter ended March 31, 2005 was $3.3 million, compared to revenue of $0.1 million for the quarter ended March 31, 2004. The increase in revenue reflects a $2.0 million milestone payment received upon FDA approval of Nascobal® spray, and growth in the number of revenue generating collaborative arrangements established with pharmaceutical and biotechnology partners.

The net loss for the current quarter was $6.1 million or $0.34 per share, compared to a net loss of $7.6 million or $0.64 per share for the prior year period. The reduction in net loss was primarily due to the current year increase in revenue recognition, including reimbursement of research and development expenses related to our PYY(3-36) obesity project from Merck & Co.

Research and development expenses increased $1.4 million to $7.2 million for the current quarter compared to the prior year period due to the timing of clinical program activities for products under development, and increases in the number of R&D employees and project expenses.

Selling, general and administrative expenses increased $0.6 million to $2.5 million for the current quarter compared to the prior year period, primarily due to increases in market research, amortization of non-cash stock compensation expense and accounting and legal fees.

Nastech ended the first quarter of 2005 with $58.6 million in cash, cash equivalents and investments compared to $74.5 million at December 31, 2004. Nastech paid off its bank debt of $8.4 million during the quarter ended March 31, 2005.

RECENT CORPORATE HIGHLIGHTS

•	Announced positive data from its therapeutic RNAi program for rheumatoid arthritis demonstrating the first successful in vivo use of an RNAi-based therapeutic drug directed against the expression of human tumor necrosis factor alpha, a protein that is over-expressed in rheumatoid arthritis and plays an important role in disease pathology.

•	Entered into a clinical research collaboration with the Mayo Clinic to evaluate Nastech’s RNA interference (RNAi)-based therapeutic formulations in immune cells from patients with rheumatoid arthritis (RA).

•	Revenue in the current quarter was recognized from six different partners.

•	Announced the nomination of Susan B. Bayh, J.D. and Alexander D. Cross, Ph.D. to Nastech’s board of directors.

CONFERENCE CALL AND WEBCAST INFORMATION

Management will host a conference call to review first quarter financial results for the period ended March 31, 2005, and recent business developments. The call is scheduled for today, May 9, 2005, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). To participate in the live conference call, U.S. residents should dial (866) 800-8649 and international callers should dial (617) 614-2703. The access code for the live conference call is 80648577. To access the 24-hour telephone replay, U.S. residents should dial (888) 286-8010 and international callers should dial (617) 801-6888. The access code for the replay is 75312164.

Alternatively, log on to http://www.nastech.com to access a live webcast or the subsequent 30-day archive. Please connect to the Investor section of Nastech’s website several minutes prior to the start of the live conference call to ensure adequate time for any software download that may be necessary.

ABOUT NASTECH

We are a pharmaceutical company developing innovative products based on proprietary molecular biology-based drug delivery technologies. We and our collaboration partners are developing products for multiple therapeutic areas including inflammatory conditions, obesity and osteoporosis. Additional information about Nastech is available at www.nastech.com.

NASTECH FORWARD-LOOKING STATEMENT

Statements made in this press release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Nastech to obtain additional funding; (ii) the ability of Nastech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) Nastech’s and/or a partner’s ability to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) Nastech’s and/or a partner’s ability to obtain required governmental approvals; and (v) Nastech’s and/or a partner’s ability to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Nastech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Nastech assumes no obligation to update and supplement forward-looking statements because of subsequent events.

Contacts:

Nastech
Ed Bell
Senior Investor Relations Manager
(425) 908-3639
ir@nastech.com

Noonan Russo
Matthew Haines (Investors)
(212) 845-4235

Burns McClellan
Kathy Jones, Ph.D. (Media)
(212) 213-0006

NASTECH PHARMACEUTICAL COMPANY INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)

	Three months ended
	March 31,
	(Unaudited)
	2004	2005
Revenue:
License, research and product revenue	$148	$3,330

Total revenue	148	3,330

Costs and expenses:
Cost of product revenue	64	—
Research and development	5,850	7,231
Selling, general and administrative	1,837	2,485

Total operating expenses	7,751	9,716

Loss from operations	(7,603)	(6,386)
Interest income	56	409
Interest and other expense	(97)	(110)

Net loss	$(7,644)	$(6,087)

Net loss per common share:
Basic and Diluted	$(0.64)	$(0.34)

Shares used in computing net loss per share:
Basic and Diluted	11,893	17,751

	December 31,	March 31,
	2004	2005
Selected Balance Sheet Data
Cash, cash equivalents and investments (includes restricted cash of $9,000 and $999 respectively)	$74,474	$58,605
Accounts receivable, net	—	825
Property, intangibles and other assets	6,301	7,461
Total assets	80,775	66,891
Working capital	58,362	49,911
Accumulated deficit	(83,453)	(89,540)
Stockholders’ equity	58,148	52,421